Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-162967 on Form S-1 of First Security Group, Inc. of our reports dated March 13, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Security Group, Inc. for the year ended December 31, 2008. We also consent to the reference to us as it appears under the caption “Experts.”

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

December 31, 2009